CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Arbutus Biopharma Corporation

We consent to the incorporation by reference in the registration statement (No. 333‑235674) on Form S-3, and registration statements (No. 333-233192, No. 333-228919, No. 333‑202762, No. 333-212115, and No. 333-186185) on Form S-8 of Arbutus Biopharma Corporation (the “Company”) of our report dated March 7, 2019, with respect to the consolidated balance sheet of the Company as of December 31, 2018 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for the year then ended, and related notes, which report appears in the December 31, 2019 Form 10-K of the Company.

/s/ KPMG LLP
Chartered Professional Accountants

Vancouver, Canada
March 5, 2020